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Execution Copy

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 13, 2004 (the “Agreement”), by and among NOVEL DENIM HOLDINGS LIMITED, a British Virgin Islands international business company (the “Company”), NDH ACQUISITION LIMITED, a British Virgin Islands international business company and a direct wholly-owned subsidiary of the Company (“NDHA”), NOVEL APPAREL (BVI) LIMITED, a British Virgin Islands international business company and member of the Company (“Apparel”), and NOVEL HOLDINGS (BVI) LIMITED, a British Virgin Islands international business company and beneficial owner of 80% of the outstanding shares of Apparel(“Holdings”) .

     WHEREAS, the Board of Directors of the Company, based upon the unanimous recommendation of a special committee of independent directors of the Company (the “Special Committee”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), is fair to and in the best interests of the members of the Company and (ii) approved this Agreement and the transactions contemplated hereby; and

     WHEREAS, the Board of Directors of NDHA has approved this Agreement and the merger (the “Merger”) of NDHA with and into the Company in accordance with the International Business Companies Act (Cap 291) of the British Virgin Islands (the “IBCA”), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, NDHA and the Company hereby agree as follows:

ARTICLE I

The Merger

     Section 1.1   The Merger. At the Effective Time (as defined in Section 1.3 hereof), and subject to the terms and conditions of this Agreement and the IBCA, NDHA shall be merged with and into the Company, the separate existence of NDHA shall thereupon cease, and the Company shall be the surviving company in the Merger (the “Surviving Company”).

     Section 1.2   Surviving Company; Effects of the Merger. At the Effective Time, the Surviving Company shall continue its existence under the laws of the British Virgin Islands. The Merger shall have the effects set forth in the applicable provisions of the laws of section 78 of the IBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and NDHA shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and NDHA shall become the debts, liabilities and duties of the Surviving Company. The name of the Surviving Company shall continue to be “Novel Denim Holdings Limited.”

     Section 1.3   Effective Time. As soon as practicable after the satisfaction or due waiver of the conditions set forth in Article V, the parties hereto shall cause the Merger to be consummated by filing this Agreement together with articles of merger (the “Certificate of Merger”) with the Registrar of Companies, in such form as required by and executed in accordance with the relevant provisions of the laws of the British Virgin Islands (the date and time of the filing of the Certificate of Merger with the Registrar of Companies (or such later time as is specified in the Certificate of Merger) being the “Effective Time”).

     Section 1.4   Amended and Restated Articles of Association of the Surviving Company. At the Effective Time and without any further action on the part of the Company or NDHA, the Amended and Restated Articles of Association of the Company shall be the Amended and Restated Articles of Association of the Surviving Company.

     Section 1.5   Amended and Restated Memorandum of Association of the Surviving Company. At the Effective Time and without any further action on the part of the Company or NDHA, the Amended and Restated Memorandum of Association of the Company shall be the Amended and Restated Memorandum of Association of the Surviving Company.

     Section 1.6   Board of Directors and Officers of the Surviving Company. At the Effective Time, the number of persons constituting the whole Board of Directors of the Surviving Company shall be eight (8), and each person serving immediately prior to the Effective Time as a director of the NDHA shall be, and hereby is (effective immediately prior to the Effective Time) removed from office, and each person serving immediately prior to the Effective Time as a director of the Company shall become at the Effective Time a director of the Surviving Company, each of such directors to hold office, subject to the applicable provisions of the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company, until the next meeting of the members of the Surviving Company and until his successor shall be duly qualified or until his earlier death, resignation, removal, or disqualification. Each of the officers of the Company immediately prior to the Effective Time shall be and continue upon the Effective Time as an officer of the Surviving Company until his respective successor is duly elected or appointed and qualified or until his earlier death, resignation, removal or disqualification.

     Section 1.7   Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

     (a)   Each ordinary share of NDHA of par value U.S.$1.00 per share (each a “NDHA Share” or, collectively, the “NDHA Shares”) that is issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor. The member of NDHA shall cease to have any rights with respect to such shares.

     (b)   Each ordinary share of the Company of par value U.S.$1.00 per share (each, a “Share” or, collectively, the “Shares”) held in the treasury of the Company immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution or other consideration shall be made or payable with respect thereto.

Each such Share, upon such cancellation and retirement at the Effective Time, shall have the status of an authorized but unissued ordinary share of the Surviving Company (subject to the reduction of the number of authorized shares of the Company effected in the Merger).

     (c)   Each other Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be treated as follows:

     (i)   Each Share held by a person not listed in the table set forth on Schedule 1.7 (c)(ii), other than Dissenting Shares (as defined in Section 1.9) and shares owned by any subsidiary of the Company, (each of such Shares, an “Exchanged Share” or, collectively, the “Exchanged Shares”) shall be converted into the right to receive from the Company after the Merger cash in an amount equal to U.S.$1.20 (the “Cash Consideration”), and each such Exchanged Share shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Exchanged Shares shall cease to have any rights with respect thereto, except the right to receive the Cash Consideration applicable thereto, upon surrender of such Exchanged Shares in accordance with Section 1.10.

     (ii)   In respect of the Shares held by each person listed in the table set forth on Schedule 1.7(c)(ii) (each of such persons, a “Remaining Holder” or, collectively, the “Remaining Holders”), each Share held by the Remaining Holders shall be converted into the right to receive 0.001 ordinary shares of the Surviving Company of par value U.S.$1.00 per share (each of such Shares, a “Converted Share” or, collectively, the “Converted Shares”) as set forth on Schedule 1.7(c)(ii).

     The Converted Shares, together with the Cash Consideration and the Option Merger Consideration (as defined in Section 1.8), shall be referred to as the “Merger Consideration”.

     Section 1.8   Treatment of Outstanding Options. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, a committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, immediately prior to the Effective Time, each Outstanding Option (as defined herein) then outstanding, whether or not then exercisable, shall be cancelled, and the holder thereof shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Surviving Company in consideration for such cancellation an amount in cash equal to the product of (a) the number of Shares previously subject to such Outstanding Option and (b) the excess, if any, of U.S.$1.20 over the exercise price per Share previously subject to such Outstanding Option (the “Option Merger Consideration”). If such product is equal to or less than zero, such Outstanding Option shall be cancelled and the holder thereof shall receive no consideration in respect thereof.

     Section 1.9   Dissenting Shares. Notwithstanding any provision contained herein to the contrary, any member of either of NDHA or the Company immediately prior to the Effective Time shall be entitled to receive payment of the fair value for his shares upon properly dissenting from the Merger in accordance with the provisions of section 83 of the IBCA and upon the Effective Time, the dissenting member shall cease to have any rights with respect to the Surviving Company except for the right to receive payment of fair value for his shares and the right to initiate proceedings against the Surviving Company.

     Section 1.10   Payment for Shares. (a) Prior to the Effective Time, the Company shall (i) designate a bank or trust company to act as agent for the holders of Shares (other than Shares subject to Section 1.7(b)) in connection with the Merger (the “Exchange Agent”) to receive the Merger Consideration to which holders of such Shares may become entitled pursuant to Section 1.7(c) and (ii) enter into a written agreement with the Exchange Agent requiring the Exchange Agent to perform its obligations under this Agreement. Immediately prior to the Effective Time, the Company will make available to the Exchange Agent sufficient funds (the “Exchange Fund”) to make all payments pursuant to Section 1.10(b). Out of such funds, the Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.7(c). Such funds shall not be used for any other purpose. The Exchange Agent may invest some or all of such funds as the Company directs, provided that all such investments shall be in obligations of or guaranteed by the United States of America or in money market or other short-term investment funds having a rating of at least “A” from a nationally recognized statistical rating agency (collectively, “Permitted Investments”). Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Company. The Surviving Company shall replace any monies lost through any investment made pursuant to this paragraph (a) of this Section 1.10.

     (b)   As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of an outstanding certificate or certificates which immediately prior to the effective time represented Shares (the “Certificates”), or of Shares represented by book-entry (“Book Entry Shares”) a letter of transmittal (the “Letter of Transmittal”) for return to the Exchange Agent, and instructions for use in effecting the surrender of Certificates or, in the case of Book-Entry Shares, the surrender of such Shares and receipt of the Merger Consideration for each of such holder’s Shares. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificate or Certificates by the Exchange Agent or the proper surrender of such Book-Entry Shares, to the Exchange Agent, as the case may be.

     (c)   In effecting the delivery of the Cash Consideration in respect of Exchanged Shares represented by Certificates and Book-Entry Shares entitled to the Cash Consideration pursuant to Section 1.7(c)(i), upon the surrender of each such Certificate or Book-Entry Share and in consideration for such Certificate or Book-Entry Share, the Exchange Agent shall pay the holder of such Certificate or Book-Entry Share the Cash Consideration multiplied by the number of such Exchanged Shares. Upon such payment by the Exchange Agent, such Certificate or Book-Entry Share shall forthwith be cancelled and retired, and shall cease to exist.

     (d)   In effecting the conversion of the Shares held by a Remaining Holder pursuant to Section 1.7(c)(ii), upon surrender of the Certificate or Certificates in respect of such Shares or, in the case of Book-Entry Shares, the surrender of such Shares, the Exchange Agent shall deliver to such Remaining Holder, at the Company’s option, a certificate or evidence of shares in book-entry form evidencing that number of Converted Shares which such Remaining Holder shall receive pursuant to Section 1.7(c)(ii). Upon such actions by the Exchange Agent, each such Certificate or Book-Entry Share so surrendered shall forthwith be cancelled and retired, and shall cease to exist.

     (e)   In effecting the delivery of the Option Merger Consideration, in respect of each person entitled to such consideration in the Merger pursuant to Section 1.8, the Exchange Agent shall pay such person cash in an amount to which such person is entitled pursuant to Section 1.8. Upon such payment by the Exchange Agent, each such Outstanding Option shall be cancelled and shall cease to exist.

     (f)   Any portion of the funds made available to the Exchange Agent which remains unclaimed twelve months after the Effective Time shall be paid to the Surviving Company upon demand. Any holders of Certificates or Book-Entry Shares who are not Remaining Holders and who have not theretofore complied with Section 1.10(b) hereof shall thereafter look only to the Surviving Company for payment of their claim for the Cash Consideration set forth in Section 1.7(c)(i) hereof, without any interest thereon, but shall have no greater rights against the Surviving Company than may be accorded to general creditors of the Surviving Company under the laws of the British Virgin Islands.

     Section 1.11   No Further Rights or Transfers. (a) At and after the Effective Time of the Merger, each holder of record of Exchanged Shares and Dissenting Shares that were issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a member of the Company or the Surviving Company, except for the right to surrender his or her Certificate or Certificates or, in the case of Book-Entry Shares, to surrender such Shares, in exchange for the Cash Consideration provided pursuant to Sections 1.7 and 1.10 hereof and/or to perfect his or her right to an appraisal of and receive payment thereupon for his or her Dissenting Shares pursuant to section 83 of the IBCA and Section 1.9 hereof if such holder has validly exercised and perfected and not withdrawn or lost such appraisal rights, and no transfer of Exchanged Shares or Dissenting Shares that were issued and outstanding prior to the Effective Time shall be made on the share register of the Surviving Company. If, after the Effective Time, Certificates or Book-Entry Shares formerly representing Exchanged Shares are surrendered to the Surviving Company, they shall be cancelled and exchanged for the Cash Consideration set forth in Section 1.7(c)(i) hereof. No interest or dividends shall be paid or accrued on the Cash Consideration. No dividends or other distributions with respect to Exchanged Shares or Dissenting Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Exchanged Shares or Dissenting Shares represented thereby. If the Cash Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate or Book-Entry Share formerly representing Exchanged Shares surrendered therefor is registered, it shall be a condition to such right to receive such Cash Consideration that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Exchanged Shares shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Cash Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (b) At and after the Effective Time of the Merger, each Remaining Holder shall cease to have any rights as a member of the Company, except for the right to surrender his or her Certificate or Certificates or, in the case of Book-Entry Shares, to surrender such Shares in exchange for the Converted Shares provided pursuant to Sections 1.7 and 1.10 hereof. If, after the Effective Time, Certificates or Book-Entry Shares formerly representing Shares held by a Remaining Holder are surrendered to the Surviving Company, they shall be cancelled and exchanged for Converted Shares pursuant to Section 1.7(c)(ii) hereof. If Converted Shares are to be delivered to any person other than the person in whose name the Certificate or Book-Entry Share formerly representing Shares surrendered therefor is registered, it shall be a condition to such right to receive such Converted Shares that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Shares shall pay to the Exchange Agent any transfer or other taxes required by reason of the grant of the Converted Shares to a person other than the registered holder of the Certificate or Book-Entry Share surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     Section 1.12   No Liability. None of NDHA, the Company or the Exchange Agent shall be liable to any person in respect of any Converted Shares (or dividends or distributions with respect thereto), any cash from the Exchange Fund or any other Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates or Book-Entry Shares shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Converted Shares (or any dividends or distributions with respect thereto), any cash from the Exchange Fund or any other Merger Consideration would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends, distributions or other considerations in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to NDHA that:

     Section 2.1   Organization. Each of the Company and each material subsidiary of the Company (each, a “Subsidiary”) is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. The Company and each of the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Subsidiaries. As used herein, the term “Material Adverse Effect” means, with respect to any person or entity, any change or effect that would be materially adverse to the business, assets (whether tangible or intangible), financial condition or results of operations of the person or entity taken as a whole or the ability of such person or entity to consummate the transaction contemplated hereby.

     Section 2.2   Authorization. The Company has the necessary power and authority to enter into this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company’s Board of Directors, and no other proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the members of the Company). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by NDHA and the enforceability of this Agreement against each of them, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization, receivership, or other similar laws relating to, or affecting enforcement of, creditors’ rights generally, and general principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

     Section 2.3   Capitalization of the Company. (a) The Company’s entire authorized share capital consists of 28,000,000 shares, of which 5,000,000 shares are classified as preference shares, par value U.S.$1.00 per share, and 23,000,000 shares are classified as ordinary shares par value U.S.$1.00 per share. As of the date hereof, there are no preference shares issued and outstanding, 8,027,809 ordinary shares are issued and outstanding (not including 1,409,691 ordinary shares held as treasury shares) and 252,140 ordinary shares are reserved for issuance in connection with the Company’s stock option plans (of which options to purchase 554,160 ordinary shares are outstanding (the “Outstanding Options”)). Except as set forth above, there are outstanding (i) no shares or other voting securities of the Company, (ii) no securities of the Company or any of the Subsidiaries convertible into or exchangeable for shares or other voting securities of the Company, (iii) no options, warrants or other rights to acquire from the Company or any of the Subsidiaries (including any rights issued or issuable under a members rights plan or similar arrangement), and no obligations of the Company or any of the Subsidiaries to issue, any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of the Company, (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of the Subsidiaries or other similar rights (the shares, options, warrants, rights, obligations, equity equivalents, and other securities listed in clauses (i) through (iv) referred to collectively as the “Company’s Securities”), and (v) no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any of the Company’s Securities or to make any investment (by loan, capital contribution or otherwise) in any other entity.

     (b)   All of the outstanding shares of, or other ownership interests in, each of the Subsidiaries, is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). For purposes of this Agreement, “Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. There are no securities of the Company or any of the Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or any of the Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any shares or other ownership interests in, or any other securities of, any of the Subsidiaries. There are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of shares or other ownership interests in any Subsidiary.

     (c)   All issued and outstanding shares of the Company and each of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, free of any preemptive rights. The Outstanding Options have been duly authorized and validly issued and are in full force and effect.

     Section 2.4   Certain Fees. With the exception of a fee payable to Benedetto, Gartland & Company, Inc. (“Benedetto, Gartland”), which has acted as financial advisor to the Special Committee in connection with the Merger, pursuant to a letter agreement which has been delivered to the Company, neither the Company nor any Subsidiary has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders’ fees or commissions in connection with the transactions contemplated hereby.

     Section 2.5   Consents and Approvals; No Violations. (a) Except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and the British Virgin Islands and state securities and “blue sky” laws and (ii) the filing and recordation of the Certificate of Merger as required by the IBCA, no filing or registration with, no notice to and no permit from, and no authorization, consent or approval of any public or governmental body or authority or third party is necessary on behalf of, the Company for the consummation by the Company of the transactions contemplated by this Agreement (other than approval of this Agreement by the members of the Company), except where the failure to make such filing, registration or notice or to obtain such permit, authorization, consent or approval would not, in the aggregate, have a Material Adverse Effect.

     (b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Amended and Restated Memorandum of Association and Articles of Association of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or such rights which in the aggregate would not have a Material Adverse Effect.

     Section 2.6   No Material Adverse Change. Since September 30, 2004, there have been no events, circumstances, conditions, changes or occurrences that individually, or in the aggregate, have had, or could reasonable be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

     Section 2.7   Financial Statements. The audited consolidated balance sheet of the Company for each of the three fiscal years ended as of March 31, 2004, and the related audited consolidated statements of income, of changes in shareholders’ equity and of cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s accountants and the unaudited consolidated balance sheet of the Company as of September 30, 2004, and the related unaudited consolidated statements of income, of changes in shareholders’ equity and of cash flows of the Company, together with all related notes and schedules thereto (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with accounting principles generally accepted in the United States of America applied on a basis consistent with the past practices of the Company and the Subsidiaries and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation, in all material respects, of the consolidated financial condition of the Company and the Subsidiaries and the results of the operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby.

     Section 2.8   Opinion of Financial Advisor. The Special Committee has received the opinion of Benedetto, Gartland, the Special Committee’s financial advisor, to the effect that the Cash Consideration to be paid in the Merger to the holders of record of Exchanged Shares is fair to such members from a financial point of view.

     Section 2.9   Board Recommendation. On the unanimous recommendation of the Special Committee, the Board of Directors of the Company has concluded that the Merger is fair to, and in the best interest of, the Company and the holders of record of the Shares and has approved and adopted this Agreement.

     Section 2.10   Availability of Funds. At the Effective Time, the Company will have all funds necessary to pay the Cash Consideration with respect to all Exchanged Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NDHA

     NDHA hereby represents and warrants to the Company that:

     Section 3.1   Organization. NDHA is an international business company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing and in good standing would not have a Material Adverse Effect on NDHA.

     Section 3.2   Authorization. (a) NDHA has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by NDHA, the performance by NDHA of its obligations hereunder and the consummation by NDHA of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of NDHA, and no other proceeding on the part of NDHA is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the Company as the sole member of NDHA which approval the Company hereby agrees it shall provide). This Agreement has been duly and validly executed and delivered by NDHA and, assuming the due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of NDHA, enforceable against NDHA in accordance with its terms.

     Section 3.3   Capitalization of NDHA. (a) NDHA’s entire authorized share capital consists of one (1) ordinary share par value U.S.$1.00 per share, which is issued and outstanding. Except as set forth above, there are outstanding (i) no shares or other voting securities of NDHA, (ii) no securities of NDHA convertible into or exchangeable for shares or other voting securities of NDHA, (iii) no options, warrants or other rights to acquire from NDHA (including any rights issued or issuable under a members rights plan or similar arrangement), and no obligations of NDHA to issue, any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of NDHA, (iv) no equity equivalents, interests in the ownership or earnings of NDHA or other similar rights (the shares, options, warrants, rights, obligations, equity equivalents, and other securities listed in clauses (i) through (iv) referred to collectively as the “NDHA’s Securities”), and (v) no outstanding obligations of NDHA to repurchase, redeem or otherwise acquire any of the NDHA’s Securities or to make any investment (by loan, capital contribution or otherwise) in any other entity.

     (b)   All issued and outstanding shares of NDHA have been duly authorized and validly issued and are fully paid and nonassessable, free of any preemptive rights.

     Section 3.4   No Prior Activities of NDHA. NDHA has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its formation and capitalization or with the negotiation of this Agreement and the consummation of the transactions contemplated hereby. NDHA has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, or is subject to or bound by any material liability, obligation or undertaking, that is not contemplated by or in connection with its formation and capitalization or this Agreement and the transactions contemplated hereby.

     Section 3.5   No Violations. Neither the execution and delivery of this Agreement by NDHA nor the consummation by NDHA of the transactions contemplated hereby nor compliance by NDHA with any of the provisions hereof will conflict with or result in any breach of any provision of the Memorandum of Association and Articles of Association of NDHA.

ARTICLE IV

COVENANTS

     Section 4.1   Conduct of Business of the Company. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries will each conduct their respective operations only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary and usual course of business and consistent with past practice, and each of the Company and the Subsidiaries will use its reasonable best efforts in the ordinary course of business consistent with past practice to preserve intact its business organization, assets, prospects and advantageous business relationships, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business relationships with it. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, the Company shall not (i) declare or pay any dividends, (ii) make any distributions or payments to any of its security holders, (iii) redeem any of its securities, (iv) make any payments with respect to any of its indebtedness, or (v) make any contributions to any of its subsidiaries.

     Section 4.2   Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and shall use its reasonable best efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or reasonably appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, filings to the extent required under the Exchange Act. In addition, NDHA and the Company shall timely file with the Securities and Exchange Commission (the “Commission”) a Schedule 13E-3 (the “Schedule 13E-3”) with respect to the Merger and disseminate to members such information as is required by Rule 13e-3 under the Exchange Act and as is generally required in a proxy statement under Regulation 14A under the Exchange Act (the “Proxy Statement”). None of the information supplied by NDHA, on the one hand, or the Company on the other hand, for inclusion in the Schedule 13E-3 or Proxy Statement, in any information disseminated to members or in any amendments or supplements thereto, will, at the respective times such Schedules 13E-3, Proxy Statement or amendments are filed with the Commission or such information is mailed to members, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form in all material respects with all applicable provisions of the Exchange Act. NDHA and the Company shall promptly correct any information in the Schedule 13E-3 or Proxy Statement that shall have become false or misleading and take all steps necessary to cause the Schedule 13E-3 and Proxy Statement as so corrected to be filed with the Commission, as and to the extent required by applicable law. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action

     Section 4.3   Indemnification. (a) The Surviving Company shall, from and after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee, fiduciary or agent of the Company or any of the Subsidiaries or a member of the Special Committee (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including, without limitation, reasonable attorneys’ and other professionals’ fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative, or otherwise) based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or any of the Subsidiaries or a member of the Special Committee or is or was serving at the request of the Company or any Subsidiary as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether pertaining to any matter existing or occurring prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time, provided that the Indemnified Party acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the Indemnified Party had no reasonable cause to believe that such party’s conduct was unlawful (“Indemnified Liabilities”), including, without limitation, all losses, claims, damages, costs, expenses (including, without limitation, reasonable attorneys’ and other professionals’ fees), liabilities, judgments, or amounts paid in settlement based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or any of the transactions contemplated hereby, in each case to the full extent a company is permitted under the laws of the British Virgin Islands to indemnify its own directors and officers.

     (b)   Holdings shall, from and after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of the Subsidiaries or a member of the Special Committee against all Indemnified Liabilities arising prior to the sixth anniversary of the Effective Time solely in connection with tax liabilities and obligations of the Company (“Indemnified Tax Liabilities”); provided that the liability of Holdings pursuant to this Section 4.3(b) shall not exceed an amount equal to (i) U.S.$7,500,000 minus (ii) any amounts paid in respect of Indemnified Tax Liabilities (A) by the Company or (B) under any insurance plan maintained by the Company, Holdings or any of their successors and affiliates.

     (c)   The Surviving Company or Holdings, as applicable, will pay expenses (including, without limitation, reasonable attorneys’ and other professionals’ fees) as such expenses are incurred and in advance of the final disposition of any such action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking to repay required by the laws of the British Virgin Islands. Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation (whether arising before, at, or after the Effective Time), (i) the Surviving Company or Holdings, as applicable, shall have the right to assume the defense thereof and the Surviving Company or Holdings, as applicable, shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Company or Holdings, as applicable, elects not to assume such defense or if there are issues that raise conflicts of interest between the Surviving Company or Holdings, as applicable, and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Company or Holdings, as applicable, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Company or Holdings, as applicable, shall be obligated pursuant to this Section 4.3 to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless there are, under applicable standards of professional conduct (as reasonably determined by counsel to the

Indemnified Parties), separate and distinct interests or legal positions of any two or more Indemnified Parties, in which event such additional counsel as may be reasonably required by reason of such separate or distinct interests or legal positions may be retained by the Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Company or Holdings, as applicable, shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that the Surviving Company or Holdings, as applicable, shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 4.3, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Company or Holdings, as applicable, (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 4.3 except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Company or Holdings, as applicable, any undertaking to repay required by the laws of the British Virgin Islands.

     (d)   In the event that the Surviving Company or Holdings, as applicable, or any of their respective successors and assigns consolidates with or merges or converts into any other person, entity, or association and shall not be the continuing or surviving corporation, entity, or association of such consolidation or merger or conversion or transfers and conveys all or substantially all of its property and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of the Surviving Company or Holdings, as applicable, assume the obligations set forth in this Section 4.3.

     (e)   The provisions of this Section 4.3 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and may not be amended, altered or repealed without the written consent of any affected Indemnified Party.

     Section 4.4   Directors’ and Officers’ Insurance. (a) For a period of six years from the Effective Time, the Amended and Restated Articles of Association of the Surviving Company shall contain provisions no less favorable with respect to indemnification than are set forth in Sections 107 through 112 of the Amended and Restated Articles of Association of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of its subsidiaries, unless such modification shall be required by law and then only to the minimum extent required by law.

     (b) The Surviving Company shall maintain in effect for two years from the Effective Time directors’ and officers’ liability insurance policies containing terms and conditions that are not less favorable than those of the current directors’ and officers’ liability insurance policies (other than coverage amount), requiring aggregate annual premiums not in excess of U.S$150,000 and providing for coverage of U.S.$3,500,000 with respect to matters occurring prior to the Effective Time; provided, however, that in the event of an expiration, termination or cancellation of such policies, the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for an annual amount in aggregate annual premiums of U.S$150,000.

     (c) In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 4.4; provided, that if no such successors or assigns assumes the obligations set forth in this Section 4.4, Holdings shall assume such obligations.

ARTICLE V

CONDITIONS TO THE MERGER

     Section 5.1   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, which may not be waived:

     (a)   This Agreement and the Merger shall have been approved and adopted by the requisite vote of the members of the Company required by the Company’s Amended and Restated Articles of Association and the IBCA.

     (b)   This Agreement and the Merger shall have been approved and adopted by the requisite vote (which may be effected by written consent in lieu of a meeting) of the sole member of NDHA required by NDHA’s Articles of Association and the IBCA.

     (c)   There shall not be outstanding any order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction which shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which restrains or prohibits the consummation of the Merger.

     Section 5.2   Conditions to the Obligation of NDHA to Effect the Merger. The obligations of NDHA to effect the Merger shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by NDHA:

     (a)   The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time.

     (b)   The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Effective Time.

     Section 5.3   Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Company:

     (a)   NDHA shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time.

     (b)   The representations and warranties of NDHA contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Effective Time.

ARTICLE VI

TERMINATION AND ABANDONMENT

     Section 6.1   Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the members of the Company and NDHA:

     (a)   By mutual consent of the Boards of Directors of NDHA and the Company.

     (b)   By either NDHA or the Company:

     (i)   if the Effective Time shall not have occurred by May 31, 2005; or

     (ii)   if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement which order is not subject to appeal.

     Section 6.2   Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger by the Company or NDHA or both pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given to the other and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein no party hereto shall have any liability or further obligation to any other party to this Agreement except that the provisions of this Section 6.2 and Section 7.5 hereof shall remain in full force and effect.

ARTICLE VII

MISCELLANEOUS PROVISIONS

     Section 7.1   Survival of Representations, Warranties, Covenants and Agreements. The respective representations and warranties of the parties hereto shall not survive the Effective Time.

     Section 7.2   Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of NDHA and the Company at any time prior to the Effective Time with respect to any of the terms contained herein. Notwithstanding the foregoing, any amendment or modification of, or supplement to, this Agreement that is adverse to the holders of the Shares shall require the consent of the Special Committee.

     Section 7.3   Waiver of Compliance; Consents. Any failure of NDHA, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition (except for as provided in Section 5.1) herein may be waived in writing by the Company or NDHA, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided, however, that the waiver of any obligation, covenant, agreement or condition herein, or the giving of any consent or the exercise of any material right hereunder, by the Company, NDHA or their respective Boards of Directors (other than in connection with any condition to the obligations of NDHA set forth in Section 5.1(c) or 5.2, to which this proviso will not apply) shall require the consent of the Special Committee. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.3.

     Section 7.4   Validity of Provisions; Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 7.5   Fees and Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     Section 7.6   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Sections 4.3 and 4.4, nothing in this Agreement, express or implied, is intended to confer upon any other person or entity other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.7   Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further reasonable action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each company which is a party to this Agreement shall take all such reasonable necessary action and the officers and directors of the Surviving Company, upon and after the Effective Time, are and shall be fully authorized to do and take and cause to be done and taken any and all such action.

     Section 7.8   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by messenger, by a nationally recognized overnight delivery company or by registered or certified mail (return receipt requested) or by facsimile transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to NDHA, Holdings or Apparel:

c/o Novel Denim Holdings Limited 1/F, Novel Industrial Building 850-870 Lai Chi Kok Road Cheung Sha Wan, Kowloon, Hong Kong

Attention: Augustine Tse Facsimile: 852-2310-1841

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017

Attention: Mario Ponce, Esq. Facsimile: (212) 455-2502

(b)	if to Company:

Novel Denim Holdings Limited 1/F, Novel Industrial Building 850-870 Lai Chi Kok Road Cheung Sha Wan, Kowloon, Hong Kong

Attention: Augustine Tse Facsimile: 852-2310-1841

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017

Attention: Mario Ponce, Esq. Facsimile: (212) 455-2502

(c)	if to the Special Committee:

Shearman & Sterling LLP Broadgate West, 9 Appold Street London, EC2A 2AP England

Attention: George A. Casey, Esq. Facsimile: 44 (0) 207 655 5479

     Section 7.9   Guarantee. Subject to the satisfaction or waiver of the conditions to the Merger set forth in Article V, Apparel hereby fully and unconditionally agrees to provide to the Company, the Surviving Company or the Exchange Agent such funds as may be necessary to pay the Cash Consideration to the holders of Exchanged Shares. In connection with this guarantee, Holdings agrees to provide Apparel, its direct subsidiary, with up to U.S.$3,500,000 as needed by Apparel to meet its obligations under this Section 7.9.

     Section 7.10   Governing Law; Jurisdiction. Regardless of the place of execution of this Agreement, the domicile or residence of any party hereto, the location of the principal executive office of any party hereto, or any other fact or circumstance, this Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands (without regard to conflicts of laws principles). EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE BRITISH VIRGIN ISLANDS IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS PARAGRAPH AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SUCH COURTS OR IN THE BRITISH VIRGIN ISLANDS OTHER THAN FOR SUCH PURPOSE. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

     Section 7.11   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     Section 7.12   Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 7.13   Entire Agreement. This Agreement, including any exhibits hereto and the documents and instruments referred to herein, and except as contemplated hereby, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. There are no agreements, restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

SIGNED and DELIVERED for and	)
on behalf of the	)
NOVEL DENIM HOLDINGS LIMITED	)	/s/ Kee Chung Chao
by Kee Chung Chao	)
a duly authorised director before me	)	Director

Kee Chung Chao

Name

1/F Novel Industrial Building,
850-870 Lai Chi Kok Road,
Cheung Sha Wan, Kowloon, Hong Kong

Address

Notary Public

SIGNED and DELIVERED for and	)
on behalf of the	)
NDH ACQUISITION LIMITED	)	/s/ Kee Chung Chao
by Kee Chung Chao	)
a duly authorised director before me	)	Director

Kee Chung Chao

Name

1/F Novel Industrial Building,
850-870 Lai Chi Kok Road,
Cheung Sha Wan, Kowloon, Hong Kong

Address

Notary Public

For purposes of Sections 4.3, 4.4(c), 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12 and 7.13 only:

The Seal of	)
Novel Holdings (BVI) Limited	)
was hereunto affixed in	)
in the presence of:	)
Ronald Kee Young Chao Mang Yin Ma /s/ Ronald Kee Young Chao	) ) ) ) ) )	[SEAL]
Director	)
)
/s/ Mang Yin Ma	) ) )
Director	)

For purposes of Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12 and 7.13 only:

The Seal of	)
Novel Apparel (BVI) Limited	)
was hereunto affixed in	)
in the presence of:	)
)
Roanld Kee Young Chao Mang Yin Ma /s/ Ronald Kee Young Chao	) ) ) ) ) ) )	[SEAL]
Director	)
)
/s/ Mang Yin Ma	) )
Director	)

Schedule 1.7(c)(ii)

Converted Shares

Name	Company Shares	Converted Shares
Novel Apparel (BVI) Limited	4,550,000	4,550

Kee Chung Chao	505,000	505